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                                                                    EXHIBIT 11.1


  COMPUTATION OF EARNINGS PER SHARE

For the following periods the registrant had no securities that were dilutive for the calculation of earnings per share.


                                                             Weighted average number of
Summary from unaudited      Basic and diluted loss per        basic and diluted common
 financial statements        common share                     stock shares outstanding
----------------------      --------------------------       --------------------------
Three months ended
02/28/2001                                       (0.04)                      12,967,287

Three months ended
02/29/2000                                       (0.04)                      10,514,283

Nine months ended
02/28/2001                                       (0.11)                      12,604,090

Nine months ended
02/29/2000                                       (0.10)                      10,215,912